Exhibit 10.3

Written description of the loan agreement with Liang Wei Wang

Loan Agreement Between:

Liang Wei Wang and Advento, Inc.

Terms of the Loan Agreement:

1. Mr. Wang may provide Loans to Advento Inc. from time to time to help pay for company expenses.

2. The Loans are non-interest bearing and payable to Mr. Wang upon demand.

3. Mr. Wang does not have any obligation to provide Loans to Advento and may do so only if he wishes.